Exhibit 99.1

Novelion Therapeutics Appoints John J. Orloff, M.D., to Its Board of Directors, Steps Down as EVP, Head of R&D

Vancouver, British Columbia & Cambridge, June 1, 2017 — Novelion Therapeutics Inc. (NASDAQ:NVLN), a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare diseases, today announced the appointment of John J. Orloff, M.D. to its board of directors, effective as of July 1, 2017.

Dr. Orloff will resign as Novelion’s Executive Vice President and Head of Research and Development. A search for his replacement as Head of R&D is under way.

With Novelion’s commitment to becoming a leader in rare diseases, Dr. Orloff will continue to provide guidance to the management team regarding the company’s scientific strategy and clinical program development, and will assume a significant role in the oversight of the company as a member of its Board of Directors.

Jason Aryeh, chairman of the board of directors, said “As Novelion strives to achieve its goal of becoming a leading rare disease company, we welcome Dr. Orloff’s continued contribution and will rely on his expertise in his new role as a board member. During his tenure at Novelion, Dr. Orloff has established a scientific platform for Novelion that positions the Company for growth in the near- and long-term. His guidance will continue to be invaluable as Novelion seeks to execute against multiple development opportunities.”

About Novelion Therapeutics

Novelion Therapeutics is a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare diseases. Novelion has a diversified commercial portfolio through its indirect subsidiary, Aegerion Pharmaceuticals, Inc., which includes MYALEPT® and JUXTAPID®, and is also developing zuretinol acetate for the potential treatment of inherited retinal disease caused by underlying mutations in RPE65 or LRAT genes. The company seeks to advance its portfolio of rare disease therapies by investing in science and clinical development.

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CONTACT:

Amanda Murphy, Director, Investor Relations & Corporate Communications

Novelion Therapeutics

857-242-5024

amanda.murphy@novelion.com